Exhibit 99.1
Reconciliation of Adjusted Operating Cash Flow to Operating (Loss) Income
(Dollar amounts in thousands)

1st Qtr ‘08
Adjusted Operating Cash Flow	$34,551
Depreciation and Amortization	(29,948)
Amortization of Acquired Intangibles	(3,152)
Share Based Compensation	(508)
Restructuring Expense	(2,002)
Integration Expense	(788)

Operating (Loss) Income	$(1,847)